                            CERTIFICATE OF DECREASE

                                       OF

                              SHARES DESIGNATED AS

                JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK
                           PAR VALUE $1.00 PER SHARE

                                       OF

                          PROTECTIVE LIFE CORPORATION

               PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

    We, Drayton Nabers, Jr., President, and John K. Wright, Secretary, of Protective Life Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

    That the Restated Certificate of Incorporation of said corporation was filed in the office of the Secretary of State of the State of Delaware on May 7, 1985, and was amended on June 1, 1987 and May 5, 1994 (as so amended, the "Certificate of Incorporation"); and a certificate of Designation of Junior Participating Cumulative Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on July 14, 1987, and was corrected by a Certificate of Correction of Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on July 24, 1987; and

    That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the said Board of Directors on August 7, 1995, by the affirmative vote of at least a majority of the members of the Board of Directors, adopted the following resolutions to decrease the number of shares designated as Junior Participating Preferred Stock, par value $1.00 per share, of the Corporation from 150,000 shares to zero shares:

       RESOLVED, that, effective on August 18, 1995, the number of shares of Junior Participating Cumulative Preferred Stock (the "Previous Preferred Stock"), consisting of 150,000 shares, with a par value of $1.00 per share having the designation and terms set forth in the Certificate of Designation of Junior Participating Cumulative Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 14, 1987, as corrected by the Certificate of Correction of Certificate of Designation filed with the Secretary of State of the State of Delaware on July 24, 1987, is reduced to zero;

       RESOLVED, that the 150,000 authorized shares of Previous Preferred Stock of the Corporation referred to in the foregoing resolution shall be, as of August 18, 1995, returned to the status of authorized Preferred Stock not issued or reserved for issuance in any series.

    This Certificate of Decrease shall be effective as of August 18, 1995.

    IN WITNESS WHEREOF, this Certificate of Decrease is executed on behalf of the Corporation by its President and attested by its Secretary this 7th day of August, 1995.

                                           /s/ Drayton Nabers, Jr.
                                          --------------------------------------
                                          Drayton Nabers, Jr.
                                           President

ATTEST:

/s/ John K. Wright
--------------------------------------
John K. Wright
Secretary


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